Exhibit 10.45.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT between Artemis International Solutions Corporation, a Delaware corporation (the “Company”), and Charles Savoni (the “Employee”) (the “First Amendment”), dated as of October 4, 2002, amending the Employment Agreement dated as of March 1, 2002, between the Company and Employee (the “Original Agreement,” and as amended by this First Amendment, the “Agreement”).

WHEREAS, the Company and the Employee desire to amend certain terms of the Employee’s employment with the Company as set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration (including but not limited to the Employee continuing to provide services to the Company pursuant to the Agreement), the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.  Duties.  Section 1 of the Original Agreement, “Duties,” shall be revised such that Employee’s job title and position of regular “Vice President, General Counsel and Secretary,” shall now be referred to in the Agreement as “Senior Vice President, General Counsel and Secretary.”

2.  Compensation.  Section 2 of the Original Agreement, “Compensation,” subsection “(a),” “Salary,” shall be revised by deleting the “$120,000 per annum” figure and replacing it in the Agreement with “$132,000 per annum.”

Section 2 of the Original Agreement, “Compensation,” subsection “(b),” “Incentive Compensation,” shall be deleted in its entirety and replaced in the Agreement with the following:

•                  (b) Incentive Compensation.  Employee shall be eligible to receive an annual bonus based on a bonus target of $35,000 per fiscal year (as may be revised per mutual agreement), paid quarterly through the Artemis International Discretionary Incentive Compensation Plan (as may be amended from time to time), based upon the Company’s achievement of economic performance criteria as mutually agreed upon by the Employee and Chief Executive Officer (MBO), if any.  For fiscal year 2002, Employee shall be paid a pro-rated incentive bonus for the quarter and based on the date in which Employee begins to perform duties as outlined herein, consistent with the Artemis International Discretionary Incentive Compensation Plan.  Notwithstanding the foregoing, for any applicable fiscal year, in the event the budgeted economic performance of the Company is materially altered due to any acquisitions or divestitures by the Company during that fiscal year, the criteria for bonus payout will be adjusted equitably by the Chief Executive Officer to take into account the effect of such acquisitions and/or divestitures.

3.  Options.  Section 2 of the Original Agreement, “Compensation,” subsection “(c),” “Options,” shall be revised by deleting the third sentence and adding the following three sentences to the end of the subsection in the Agreement:

•                  All of Employee’s options shall be subject to the terms and conditions of the Company’s Stock Option Plan, as may be amended from time to time, and any agreements evidencing such options; provided, however, that any terms provided hereunder this Agreement pertaining to options shall prevail and govern in cases where the Stock Option Plan and/or any other related agreement is silent or any term thereunder conflicts with a term of this Agreement.  If, after the Effective Date, the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization (a “Recapitalization”), the numbers of shares subject to the Initial Grant and any subsequent grants (in each case if not yet granted) shall be adjusted or converted by the same factor or into the same securities as a like number of outstanding shares of Common Stock would have been adjusted as a result of such Recapitalization.

4.  Employment Termination. Section 4 of the Original Agreement, “Term of Agreement,” subsections “(c)(i)” and “(d)” shall be revised as follows.

•                  The first sentence of Subsection (c)(i) shall be deleted and replaced in the Agreement by the following:  (i) if Employer terminates this Agreement without Good Cause, or if Employee resigns for Good Reason as provided below in Section 4(d), then Employee will be entitled, (1) to receive within ten (10) days after termination, (x) a lump sum payment less applicable deductions, equivalent to nine (9) months base salary, at the salary rate in effect on the date of Employee’s termination, and (y) an incentive bonus payment pro-rated for the quarter in which any such termination shall take effect based on said termination date, consistent with the Artemis International Discretionary Incentive Compensation Plan, to be computed at the one-hundred percent (100%) level of payout under the Plan; and (2) to vest immediately any options to purchase Common Stock granted hereunder, with all such options to be exercisable by the Employee for their full remaining term; provided, however, that Employee’s right to receive the lump sum payment and to vest and have exercisable the options provided for in this Section 4(c)(i) shall be conditioned upon continued compliance with Employee’s obligations under the provisions of this Agreement that survive such termination.

•                  The first sentence of Subsection (d) shall be deleted and replaced in the Agreement as follows:  If Employee resigns for Good Reason, then said resignation shall be treated as a termination without Good Cause, consistent with Section 4(c)(i) above, with Employee being eligible to receive the benefits as provided therein.

•                  The second sentence of Subsection (d) of the Agreement shall now include an additional item – “(E)” – to read as follows:  or (E) a “Change in Control,” which shall be deemed to have occurred if, (1) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger own a majority of the common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (2) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (3) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding Common Stock.

•                  The last sentence of Subsection (d) shall be deleted and replaced in the Agreement as follows:  If Employee is not restored to his prior title and position within ten (10) days after such notice is given, his resignation under this subparagraph shall be treated as a termination by Company without Good  Cause, consistent with Section 4(c)(i) above, with Employee being eligible to receive the benefits as provided therein.

5.  Miscellaneous

(a)                                  Ratification.  Except as otherwise expressly set forth herein, the Original Agreement is hereby ratified and confirmed in its entirety.

(b)                                 Effective Date.  This First Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment as of the date first written above.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:
(Signature)

Michael Rusert
President and Chief Executive Officer

EMPLOYEE

(Signature)

Charles Savoni
Senior Vice President, General Counsel and Secretary of the Company